Exhibit 10(a)
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball International, Inc. (the “Company”). The summary also includes compensation of the Chief Executive Officer, Chief Financial Officer, and the three other executive officers who will be identified as named executive officers in the Company's Proxy Statement for its annual meeting of Share Owners to be held October 20, 2015 (the “Named Executive Officers”).
For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company's most recent Proxy Statement filed with the Securities and Exchange Commission.
Director Compensation
All Independent (non-employee) Directors receive annual compensation of $75,000 for service as Directors. The Lead Independent Director, the Chairperson of the Audit Committee of the Board of Directors, and the Chairperson of the Compensation and Governance Committee of the Board of Directors each receive an additional $10,000 annual retainer fee.
The Directors can elect to receive all of their annual retainer fees in shares of Common Stock under the Company's 2003 Amended and Restated Stock Option and Incentive Plan. Commencing in February 2015, Directors are required to receive at least 50% of their annual retainer in shares of Common Stock until they attain the minimum level of stock ownership required for a Director under the Company's Stock Ownership Guidelines. Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.
An Independent Director is a director who is not an employee of the Company or one of its subsidiaries. Robert F. Schneider, Chief Executive Officer, is a Director of the Company but does not receive compensation for his service as Director.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board of Directors reviews and approves the salaries that are paid to the Company's executive officers. The following are the current annualized base salaries for the Company's Named Executive Officers:

Robert F. Schneider, Chairman of the Board, Chief Executive Officer	$550,004
Michelle R. Schroeder, Vice President, Chief Financial Officer	$320,008
Donald W. Van Winkle, President, Chief Operating Officer	$401,804
Kevin D. McCoy, Vice President; President, National Office Furniture	$280,020
Michael S. Wagner, Vice President; President, Kimball Office	$310,024
Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company's 2010 Profit Sharing Incentive Bonus Plan (the “Plan”) for fiscal year 2015. A long-standing component of the Company's profit sharing incentive bonus plan is that it is linked to the Company's worldwide and business unit performance which adjusts compensation expense as profits change. Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant's employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on the Company's fiscal year 2015 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2015, and the remaining portions will be paid in equal installments in September 2015, January 2016, April 2016, and June 2016.

Robert F. Schneider, Chairman of the Board, Chief Executive Officer	$345,156
Michelle R. Schroeder, Vice President, Chief Financial Officer	$197,292
Donald W. Van Winkle, President, Chief Operating Officer	$266,130
Kevin D. McCoy, Vice President; President, National Office Furniture	$250,930
Michael S. Wagner, Vice President; President, Kimball Office	$60,465

Donald W. Van Winkle and Michelle R. Schroeder were also awarded discretionary compensation during fiscal year 2015 of $50,000 and $60,000, respectively, in recognition of their efforts with the spin-off of Kimball Electronics. In addition, Michael S. Wagner was awarded discretionary compensation of $65,000 for his leadership in the restructuring efforts in fiscal year 2015 within the Kimball Office business unit.
Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the Amended and Restated 2003 Stock Option and Incentive Plan consisting of: restricted stock, restricted share units (“RSU”), unrestricted share grants, incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, and performance units.
Performance Shares
There were no performance share awards granted during fiscal year 2015. Performance share awards applicable to fiscal year 2015 performance were granted in June 2014 to Named Executive Officers. Performance shares include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period.
The following table summarizes the performance shares issued in Common Stock during July 2015 to the Company's Named Executive Officers pursuant to their performance share awards applicable to fiscal year 2015 performance:

	APS Award (number of shares issued) (1)	LTPS Award (number of shares issued) (1)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	5,596	38,464
Michelle R. Schroeder, Vice President, Chief Financial Officer	2,640	10,080
Donald W. Van Winkle, President, Chief Operating Officer	5,653	36,864
Kevin D. McCoy, Vice President; President, National Office Furniture	3,680	7,360
Michael S. Wagner, Vice President; President, Kimball Office	800	7,360

(1) Shares have been increased due to the spin-off by an adjustment factor of 1.60 and have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
The following table summarizes the target number of APS awarded in July 2015 to the Company's Named Executive Officers for fiscal year 2016:

APS Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	49,581
Michelle R. Schroeder, Vice President, Chief Financial Officer	9,957
Donald W. Van Winkle, President, Chief Operating Officer	15,971
Kevin D. McCoy, Vice President; President, National Office Furniture	1,136
Michael S. Wagner, Vice President; President, Kimball Office	1,258
The number of APS to be issued will be dependent upon the operating income performance, with a percentage payout up to a maximum of 200% of the target number set forth above, while the number of LTPS to be issued will be dependent upon the percentage payout under the Plan. During fiscal year 2015, the Compensation and Governance Committee decided to discontinue the LTPS program, and no further LTPS awards were granted during fiscal year 2015.
Restricted Share Units
In December 2014 and July 2015, the Company granted RSUs to each of the Named Executive Officers. The RSU awards are structured to increase share ownership and drive greater alignment with our Share Owners. The RSU awards granted during December 2014 to the Named Executive Officers are time vested and contained three tranches, with the first tranche vesting as of June 30, 2015, the second tranche vesting as of June 30, 2016, and the third tranche vesting as of June 30, 2017, as we phased in this type of award in the initial year of grant. The RSU awards granted during July 2015 are time vested and cliff vest after three years, putting a focus on long-term retention.

The following table summarizes the number of RSUs awarded in December 2014 and July 2015 to the Company's Named Executive Officers:

	December 2014 RSU Award (number of shares)	July 2015 RSU Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	60,675	20,779
Michelle R. Schroeder, Vice President, Chief Financial Officer	7,584	3,276
Donald W. Van Winkle, President, Chief Operating Officer	29,848	12,495
Kevin D. McCoy, Vice President; President, National Office Furniture	25,618	7,756
Michael S. Wagner, Vice President; President, Kimball Office	30,169	8,974
The following table summarizes the shares of Common Stock issued during June 2015 to the Company's Named Executive Officers upon the vesting of RSUs that were awarded in December 2014:

	RSU Award (number of shares issued) (1)	Accumulated Dividends on RSU Award (number of shares issued) (1) (2)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	15,169	188
Michelle R. Schroeder, Vice President, Chief Financial Officer	1,896	24
Donald W. Van Winkle, President, Chief Operating Officer	7,462	93
Kevin D. McCoy, Vice President; President, National Office Furniture	6,404	79
Michael S. Wagner, Vice President; President, Kimball Office	7,543	94

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
(2) Represents shares of Common Stock issued pursuant to the RSU Agreement determined by dividing the accumulated phantom cash dividends by the closing price of the Common Stock on the vesting date.
Relative Total Shareholder Return Performance Units
In March 2015 and July 2015, the Company granted performance units to each of the following Named Executive Officers under a Relative Total Shareholder Return (“RTSR”) program: Robert F. Schneider, Chairman of the Board and Chief Executive Officer; Donald W. Van Winkle, President and Chief Operating Officer; and Michelle R. Schroeder, Vice President and Chief Financial Officer. These Named Executive Officers will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of Kimball International common stock ranks within the peer group at the end of the performance period. The vesting of the March 2015 RTSR award occurs June 30, 2017, while the vesting of the July 2015 RTSR award occurs June 30, 2018.
The following table summarizes the target number of RTSR shares awarded in March 2015 and July 2015 to the Company's Named Executive Officers:

	March 2015 RTSR Award (number of shares)	July 2015 RTSR Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	20,325	23,179
Michelle R. Schroeder, Vice President, Chief Financial Officer	3,717	4,238
Donald W. Van Winkle, President, Chief Operating Officer	6,156	7,020
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and

Governance Committee of the Board of Directors. Each eligible employee's Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested, except Michael S. Wagner, who has less than two years of service. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.
Employment and Change-in-Control Agreements
The Compensation and Governance Committee approved amendments to the Company’s previous form of employment agreement and separated it into two agreements: an employment agreement and a change-in-control agreement.
The amendments incorporated into the change-in-control agreement were made with the intent of modernizing the terms and aligning the interests of management with shareholders. The change-in-control agreement contains three significant modifications, including:

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Tightening the requirements for a payout to the Named Executive Officer by adding a “double trigger” requirement such that full accelerated payout to the executive for future incentive awards does not occur unless the executive is separated from employment during a change-in-control event;

•
Limiting the amount of payout upon a change-in-control to avoid excise taxes under parachute payment regulations and eliminating the tax gross-up element in the previous agreement which provided a supplemental payment to the Named Executive Officer to cover the cost of any excise tax liability incurred by the executive officer on certain payouts; and

•
Reducing the Chief Executive Officer’s (“CEO”) severance payout under a change-in-control event from three times salary and bonus to two times salary and bonus, which equalizes the CEO’s payout with the other executive officers.

In June 2015, the Company entered into the change-in-control agreement with each of the Named Executive Officers.
The Compensation and Governance Committee also approved additional amendments to the form of employment agreement for payouts other than for a change-in-control. These amendments are primarily tax-related, and include elimination of the ability to receive accelerated payment of compensation awards to preserve the tax deductibility of compensation (except for the CEO as his employment agreement is grandfathered under previous regulations that permit acceleration of performance-based stock awards), and limitation of the amount of payout to avoid excise taxes under parachute payment regulations. On June 26, 2015, the Company entered into the amended employment agreement with each of the following Named Executive Officers: Robert F. Schneider, Chairman of the Board and Chief Executive Officer; Donald W. Van Winkle, President and Chief Operating Officer; and Michelle R. Schroeder, Vice President and Chief Financial Officer.